Exhibit 23H(3)-

Expense Recapture Agreement

     THIS AGREEMENT is entered into as of this 29th day of September, 2003 by and between TrendStar Investment Trust and TrendStar Advisors, LLC, each with its principal place of business at 7300 College Blvd., Suite 308, Overland Park, KS 66210.

     WHEREAS, TrendStar Investment Trust (the "Trust") is a statutory business trust organized under the laws of the state of Delaware and registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust is authorized to offer an indefinite number of series of shares (each a "Fund" and together the "Funds") and to further divide such Funds into various classes; and

     WHEREAS, the Trust currently offers the Funds and share classes thereof listed on Schedule 1 to this Agreement, as such schedule may be amended from time to time by agreement of the parties; and

     WHEREAS, TrendStar Advisors, LLC (the "Advisor") is a limited liability company organized under the laws of the state of Delaware and is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

     WHEREAS, the Advisor serves as investment advisor to each Fund listed on Schedule 1 to this Agreement pursuant to a written agreement for such services; and

     WHEREAS, the Advisor has paid certain organizational expenses of the Trust in order to organize the Trust and effect the registration of the Trust and its shares with the Commission; and

     WHEREAS, the Advisor has voluntarily agreed that from time to time it may waive some or all of its investment advisory fees and/or reimburse the Fund(s) for certain ongoing expenses in order to assist the Funds to maintain targeted overall expense ratios; and

     WHEREAS, the Trust and Advisor desire to enter into an agreement whereby the Advisor may be afforded the opportunity to recover in future periods organizational expenses, waived fees and/or reimbursed expenses paid or foregone by the Advisor on behalf of one or more Funds.

     NOW THEREFORE, the parties to this Agreement, for good and adequate consideration, the receipt and sufficiency of which is acknowledged by each, and intending to be legally bound thereby, agree as follows:

  Any action taken by the Advisor to waive any portion of its investment advisory fee with respect to one or more Funds, or to pay or reimburse certain expenses of one or more Funds, at any time now or in the future, shall be at the sole discretion of the Advisor, and nothing contained in this Agreement is intended or shall be construed as imposing any contractual requirement upon the Advisor to engage in such waivers and/or reimbursements.

  Under no circumstance shall the Advisor reimburse any Fund for brokerage fees and commissions, interest and other borrowing expenses, taxes and extraordinary expenses incurred by the Fund.

  Whenever the Advisor waives a portion of its investment advisory fee and/or reimburses or pays an expense of one or more Funds (hereinafter referred to as an "Expense Support") during a month, the Advisor will keep a record of such Expense Support and shall report the same to the Trust’s Fund Accounting Agent. The Fund Accounting Agent will maintain separate records of such Expense Reports. For a period of thirty-six (36) months, beginning on the first day of the month following the month in which the Expense Support occurred, the Advisor may seek to recover such Expense Support by giving written notice to the Fund Accounting Agent. The Fund Accounting Agent shall perform a calculation to determine the extent of the impact on the applicable Fund(s) expenses ratio of honoring the recovery request. If the Fund Accounting Agent determines that honoring the request will not cause the applicable Fund’s calculated Total Annual Operating Expense ratio to exceed 1.40%, then it shall make payment to the Advisor and make appropriate accounting entries into the books and records of the applicable Fund(s).

  It is agreed and understood by the parties that the Advisor has paid all organizational expenses of the Trust up to and including the date of this Agreement. The Advisor has maintained records of such expenditures, which shall be reported to the Trust’s Fund Accounting Agent. The Fund Accounting Agent will maintain separate records of such Expense Reports. For a period of twelve (12) months, beginning on the first day of the month in which the Trust is declared effective by the Securities and Exchange Commission, the Advisor may seek to recover such organizational expenses by giving written notice to the Fund Accounting Agent. The Fund Accounting Agent shall perform a calculation to determine the extent of the impact on the applicable Fund(s) expenses ratio of honoring the recovery request. If the Fund Accounting Agent determines that honoring the request will not cause the applicable Fund’s calculated Total Annual Operating Expense ratio to exceed 1.40%, then it shall make payment to the Advisor an d make appropriate accounting entries into the books and records of the applicable Fund(s).

  Expenses not recovered by the Advisor pursuant to Paragraphs 3 or 4 above within the time frames set forth therein shall be forfeit and uncollectable by the Advisor.

  This Agreement may be terminated at any time upon thirty days written notice by any party delivered to the other, and may be terminated at any time by affirmative vote of a majority of the "Independent" Trustees of the Trust, upon a finding that continue such Agreement would not be in the best interests of the Trust’s shareholders.

  No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act).

  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.

  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Kansas, without regard to such jurisdiction’s conflict-of-law statutes.

  Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Trust:	If to the Adviser:
TrendStar Investment Trust 7300 College Blvd., Suite 308 Overland Park, KS 66210 Thomas W. Laming President	TrendStar Advisors, LLC 7300 College Blvd., Suite 308 Overland Park, KS 66210 Thomas W. Laming President
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.
Attest:	TRENDSTAR INVESTMENT TRUST

By: ________________________ Name: _____________________ Title: ______________________	By: __________________________________ Thomas W. Laming Title: President

Attest:	TRENDSTAR ADVISORS, LLC.

By: ________________________ Name: _____________________ Title: ______________________	By: ___________________________________ Thomas W. Laming Title: President
Schedule 1 TrendStar Investment Trust Portfolios of the Trust As of September 30, 2003 The Portfolios offered by the Trust are as follows:

Name of Portfolio
TrendStar Small-Cap Fund
TrendStar Mid-Cap Fund
TrendStar American Endeavor Fund